Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Rob Lockerman	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300
866 759 8686

Unum Group's Board of Directors Votes to Increase Common Stock Dividend

CHATTANOOGA, Tenn. (May 1, 2012) - Unum Group (NYSE: UNM) announced today that its Board of Directors has authorized an increase of 23.8 percent in the quarterly dividend paid on its common stock. The new quarterly dividend rate of 13 cents per common share will be effective with the dividend expected to be paid in the third quarter of 2012.
“Our businesses continue to generate solid cash flow which we regularly return to our shareholders through dividends and our share repurchase program. Today's increase represents the fourth consecutive year we have raised our dividend,” said Thomas R. Watjen, president and chief executive officer. “Since year-end 2007, we have increased our dividend by 73 percent while repurchasing over 20 percent of our outstanding shares.”
This marks the fourth consecutive year in which Unum has raised its quarterly dividend. Since year-end 2007, the Company has increased its dividend by a cumulative 73.3 percent. At the end of the first quarter of 2012, Unum had also completed approximately $1.85 billion of share repurchases since year-end 2007, reducing its share count by 20.8 percent.

ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.